Exhibit 10.7

Employment offer letter to Kristopher A. Wood dated January 5, 2004

January 5, 2004

Mr. Kristopher Wood
156 McElroy Avenue
Fort Lee, NJ 07024

Dear Kris:

I am pleased to offer you the position of Vice Chairman & Chief Acquisition Officer of Glenayre Electronics, Inc. This position is located in New York, NY and reports to Clarke H. Bailey, Chairman & CEO.

Your base compensation will be $200,000 annually ($7,692.31 bi-weekly — 26 pay periods per year). Your first 6 months of employment will serve as an orientation period during which your performance will be evaluated and reviewed to ensure that you have the opportunity to fulfill your personal potential, as well as the duties of your position. Formal performance and salary reviews occur at least annually; respectively, at the end and beginning of the calendar year.

In addition to the benefits outlined in the enclosed summary, your offer also includes:

•	An award to purchase 150,000 shares of common stock of Glenayre Technologies, Inc. The option exercise price will be the stock’s closing price on the last trading day of the month in which you start work (the “Award Date”). One third of the options will vest on the Award Date. The remaining options will vest in one-third increments on the first and second anniversaries, respectively, of the Award Date. Upon the Committee’s approval, this award will be subject to all the terms and conditions of the Glenayre Incentive Stock Plan and the Stock Option Agreement with you.

•	An award to purchase 150,000 shares of common stock of Glenayre Technologies, Inc. to be awarded in a ratio of 30,000 options per $10M in transaction value of acquisition. The options will be awarded at the prevailing stock price at Market close on the date that is the earlier of the day prior to the transaction being publicly announced or the day the transaction is closed.

Note: In this position, you will not be eligible to participate in the Glenayre Incentive Plan (GIP).

We look forward to your starting on January 5, 2004.

Please be prepared to provide, on your start date, the required documentation to verify your employment eligibility in the United States. Acceptable documents are outlined on the enclosed list.

Due to the nature of our industry, we require that all new employees accept the terms and conditions of the enclosed Proprietary Information Agreement (PIA). Please sign and date one copy of this offer letter and the PIA and return them to me at the address above. You are also welcome to fax these documents to me at (770) 497-3983 and bring the signed originals with you on your first day.

This letter is intended to describe the general terms of our offer to you and should not be construed as an employment contract.

We are delighted to have you join our Company and feel that you will make a substantial contribution to Glenayre’s future success.

If you have any questions, please call me in Human Resources at (770) 283-2598.

Sincerely,

/s/ Gavin K. Morton

Gavin K. Morton
Vice President, Human Resources

Accepted by:	/s/ Kristopher Wood	Date:

Kristopher Wood

cc:	Clarke Bailey HR File

Enclosures:	US Benefits Summary
Lists of Acceptable Documents
Proprietary Information Agreement –New York
Confidential Employee Profile